Exhibit 99.1
Digi International Reports Second Fiscal Quarter 2010 Results
(Minneapolis, MN, April 22, 2010) — Digi International® Inc. (NASDAQ: DGII, www.digi.com) reported revenue of $45.1 million for the second fiscal quarter of 2010, compared with $40.1 million for the second fiscal quarter of 2009, an increase of $5.0 million, or 12.5% . Net income was $1.7 million, or $0.07 per diluted share, in the second fiscal quarter of 2010 compared to $0.7 million, or $0.03 per diluted share, in the year ago comparable quarter, an increase of $1.0 million. Financial highlights for the second fiscal quarter of 2010 include:
•	Revenue of $45.1 million in the second fiscal quarter of 2010 exceeded revenue of $40.1 million in the second fiscal quarter of 2009 by $5.0 million, or 12.5%, and exceeded revenue in the first fiscal quarter of 2010 by $2.1 million, or 4.9%.

•	North American revenue increased by $5.8 million, or 27.9%, in the second fiscal quarter of 2010 compared to the year ago comparable quarter, and increased sequentially from the first quarter of fiscal 2010 by $1.0 million, or 3.9%. Revenue in all other geographic regions decreased by $0.8 million, or 4.1%, in the second fiscal quarter of 2010 compared to the year ago comparable quarter, and increased sequentially from the first quarter of fiscal 2010 by $1.1 million, or 6.4%.

•	Digi exceeded Street consensus revenue and met earnings per share estimates for the second fiscal quarter of 2010.
“Our positive momentum continues with double-digit revenue growth in the second quarter of fiscal 2010 compared to the year ago quarter,” said Joe Dunsmore, Digi’s Chief Executive Officer. “We expect our growth to continue into the second half of fiscal 2010, and we expect to build momentum as a leader in the wireless M2M market.”
Below is a table setting forth certain GAAP and Non-GAAP results:
GAAP Results

(in thousands, except per share amounts)	Q2 2010	Q2 2009	YTD 2010	YTD 2009
Net Sales	$45,076	$40,085	$88,044	$81,446
Operating Income	$2,195	$599	$4,024	$1,365
Net Income	$1,686	$715	$2,885	$1,731
Net Income per Diluted Share	$0.07	$0.03	$0.12	$0.07
Non-GAAP Results

(in thousands, except per share amounts)	Q2 2010		Q2 2009	YTD 2010		YTD 2009
Operating Income	$1,843	(1)	$599	$3,672	(1)	$1,365
Net Income	$1,457	(1)	$715	$2,656	(1)	$1,361	(1)
Net Income per Diluted Share	$0.06	(1)	$0.03	$0.11	(1)	$0.05	(1)

(1)	A table with a detailed reconciliation to non-GAAP information is provided later in this earnings release.

Digi International Reports Second Fiscal Quarter 2010 Results
Business Results for the Three Months Ended March 31, 2010
Revenue from embedded products in the second fiscal quarter of 2010 was $20.2 million compared to $17.4 million in the second fiscal quarter of 2009, an increase of $2.8 million, or 16.1%. Revenue from non-embedded products was $24.9 million in the second fiscal quarter of 2010 compared to $22.7 million in the second fiscal quarter of 2009, an increase of $2.2 million, or 9.7%. Net sales in the second fiscal quarter of 2010 were favorably impacted by foreign currency translation of $0.3 million when compared to the same period in the prior fiscal year.
Revenue in North America was $26.5 million in the second fiscal quarter of 2010, compared to $20.7 million in the second fiscal quarter of 2009, an increase of $5.8 million, or 27.9%. Revenue in EMEA (Europe, Middle East and Africa) was $12.3 million in the second fiscal quarter of 2010, compared to $14.9 million in the comparable quarter a year ago, a decrease of $2.6 million, or 17.3%. Revenue in the Asia countries was $5.3 million in the second fiscal quarter of 2010, including MobiApps satellite revenue of $0.4 million, compared to $3.8 million in the second fiscal quarter of 2009, an increase of $1.5 million, or 38.7%. Latin American revenue was $1.0 million in the second fiscal quarter of 2010, compared to $0.7 million in the comparable quarter a year ago.
Gross profit was $22.7 million in the second fiscal quarter of 2010 compared to $19.2 million in the same period in the prior year. The gross margin was 50.5% in the second fiscal quarter of 2010 compared to 47.8% in the second fiscal quarter of 2009. The gross margin was higher in the second fiscal quarter of 2010 than in the comparable period a year ago due to favorable product mix, product cost reductions, and lower manufacturing expenses.
Total operating expenses in the second fiscal quarter of 2010 were $20.6 million, or 45.6% of revenue, compared to $18.6 million, or 46.3% of revenue, in the second fiscal quarter of 2009. The increase in operating expenses in the second fiscal quarter of 2010 compared to the same quarter in the prior year is primarily due to the reinstatement for fiscal 2010 of the incentive compensation program which had been eliminated in fiscal 2009 and incremental ongoing operating expenses of $0.7 million for MobiApps, acquired on June 8, 2009. Operating expenses benefited by $0.4 million due to a reduction of the restructuring reserve in the second fiscal quarter of 2010 because expenses associated with the plan were less than expected.
Digi reported operating income of $2.2 million, or 4.9% of net sales, in the second fiscal quarter of 2010 compared to $0.6 million, or 1.5% of net sales, in the second fiscal quarter of 2009. Operating income in the second fiscal quarter of 2010 benefited by $0.4 million due to a reduction of the restructuring reserve.
Net income was $1.7 million in the second fiscal quarter of 2010, or $0.07 per diluted share, compared to $0.7 million, or $0.03 per diluted share, in the second fiscal quarter of 2009. Net income benefited by $0.2 million, net of taxes, or $0.01 per diluted share, during the second fiscal quarter of 2010 as a result of a reduction of the restructuring reserve.

Digi International Reports Second Fiscal Quarter 2010 Results
Business Results for the Six Months Ended March 31, 2010
For the six months ended March 31, 2010, Digi reported revenue of $88.0 million compared to revenue of $81.4 million for the six months ended March 31, 2009, an increase of $6.6 million or 8.1%. Revenue from embedded products for the first six months of fiscal 2010 was $38.2 million compared to $35.4 million in the first six months of fiscal 2009, an increase of $2.8 million or 8.0%. Revenue from non-embedded products was $49.8 million in the first six months of fiscal 2010 compared to $46.0 million in the first six months of fiscal 2009, an increase of $3.8 million or 8.1%. Net sales in the first six months of fiscal 2010 were favorably impacted by foreign currency translation of $0.7 million when compared to the same period in the prior fiscal year.
For the six months ended March 31, 2010, Digi reported net income of $2.9 million, or $0.12 per diluted share, compared to net income for the six months ended March 31, 2009 of $1.7 million, or $0.07 per diluted share. Net income benefited by $0.2 million, net of taxes, or $0.01 per diluted share, during the first six months of fiscal 2010 as a result of a reduction of the restructuring reserve. Net income benefited by $0.4 million, or $0.01 per diluted share, during the first six months of fiscal 2009 as a result of a retroactive benefit from the extension of the research and development credit.
Digi’s cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $81.0 million at March 31, 2010, an increase of $2.5 million from December 31, 2009. In January 2010, Digi paid $3.0 million to the former shareholders of Spectrum Design Solutions, Inc. as one of the deferred payments on the acquisition became due. Please refer to the Condensed Consolidated Statements of Cash Flows which is included in this earnings release for additional cash flow details. At March 31, 2010, Digi’s current ratio was 7.3 to 1 compared to 7.2 to 1 at December 31, 2009.
Second Fiscal Quarter 2010 Business Highlights:
Key Partnership
•	Digi expanded its M2M solutions with a partnership with Ericsson, a global leader in 3G mobile broadband network technology. Digi will be working with Ericsson to provide 3G cellular connectivity for machine-to-machine (M2M) applications. The collaboration allows for rapid global adoption of Digi gateways with strategic carriers where Ericsson relationships already exist.
Smart Grid Related Announcements
•	Digi introduced the ConnectPort® X2 for Smart Energy gateways. It is the industry’s first gateway that connects, controls, or gathers data from ZigBee Smart Energy devices equally well before or with Smart Meter deployments.

•	Expanding Digi’s presence in the European Smart Metering connectivity market, the company announced the launch of the ConnectPort® X Wireless M-Bus gateway family. By integrating wireless M-Bus technology frequently found in Europe, these gateways can easily and cost effectively connect electricity, gas and water meters to a European energy service provider via broadband.

Digi International Reports Second Fiscal Quarter 2010 Results
•	Demonstrating the value of Digi solutions in alternative energy applications, Digi and SolarEdge announced their collaboration on full connectivity solutions for photovoltaic (PV) systems, including data harvesting from revenue-grade power meters, PV inverter mesh networking and future interaction with the Smart Grid.
Other Key Wireless Announcements
•	Further expanding iDigi solutions partners, Digi announced that Massa Products Corporation is using its XBee® RF modules to enable wireless remote access to storage tank information. Massa’s wireless sensor integrates into the iDigi Tank solution bundle to easily provide remote access to storage tank information.

•	Targeted at simple wireless device development, Digi launched the industry’s first foolproof programmable ZigBee module for easy and safe ZigBee application development. Customer applications can be programmed directly on the module, eliminating the need and cost of a separate processor and reducing time-to-market.

•	Digi introduced the ConnectCore™ Wi-i.MX51 Digi JumpStart Kit® at Embedded World Nuremberg featuring the ConnectCore Wi-i.MX51, the industry’s first core module designed specifically for low power, wireless multimedia applications.

•	Rabbit, a Digi brand, introduced the Rabbit 6000, the industry’s first embedded wireless communications and control System on Chip (SoC) ideal for industrial automation applications.
Reconciliation Tables:

	Reconciliation of Operating Income to Non-GAAP Operating Income
	Three months ended March 31,				Six months ended March 31,
	2010		2009		2010		2009
				% of
		% of net		net		% of net		% of net
(Dollars in thousands)		sales		sales		sales		sales

Operating income (GAAP basis)	$2,195	4.9%	$599	1.5%	$4,024	4.6%	$1,365	1.7%
Reduction of restructuring reserve	(352)	-0.8%	—		(352)	-0.4%	—

Operating income excluding reduction of restructuring reserve (Non-GAAP basis)	$1,843	4.1%	$599	1.5%	$3,672	4.2%	$1,365	1.7%

Digi International Reports Second Fiscal Quarter 2010 Results

	Reconciliation of GAAP Net Income and Net Income per Diluted Share to Non-GAAP Net
	Income and Net Income per Diluted Share
	Three months ended March 31,				Six months ended March 31,
(In thousands, except per share amounts)	2010		2009		2010		2009

Net income and net income per common share, diluted (GAAP basis)	$1,686	$0.07	$715	$0.03	$2,885	$0.12	$1,731	$0.07
Reduction of restructuring reserve, net of taxes	(229)	(0.01)	—	—	(229)	(0.01)	—	—
Discrete tax benefit from extension of research and development credit	—	—	—	—	—	—	(370)	(0.01)

Net income and net income per common share, diluted, adjusted for reduction in restructuring reserve, net of taxes, and discrete tax benefit (Non-GAAP basis)	$1,457	$0.06	$715	$0.03	$2,656	$0.11	$1,361	$0.05	*

*	earnings per share presented are calculated by line item and certain amounts may not add due to use of rounded numbers
Fiscal 2010 Guidance
For the third fiscal quarter of 2010, Digi projects revenue in a range of $44 million to $48 million. Digi projects net income per diluted share in a range of $0.07 to $0.11 cents.
For the full fiscal year 2010, Digi projects revenue in a range of $174 million to $190 million, which is an increase of $4 million at the lower end of the range from the guidance previously provided. Digi anticipates that the most likely full year revenue will be $182 million, an increase of $2 million from the guidance provided at the end of the first fiscal quarter. Digi projects net income per diluted share to be in a range of $0.21 to $0.42, which is an increase of $0.03 at the lower end of the range from the guidance previously provided.
Second Fiscal Quarter 2010 Conference Call Details
Digi invites all those interested in hearing management’s discussion of its quarter, on Thursday, April 22, 2010 after market close at 5:00 p.m. EDT (4:00 p.m. CDT), to join the call by dialing 866-831-6162 and entering passcode 69160623. International participants may access the call by dialing 617-213-8852 and entering passcode 69160623. A replay will be available two hours after the completion of the call, and for one week following the call, by dialing 888-286-8010 for domestic participants or 617-801-6888 for international participants and entering access code 39855520 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website, www.digi.com.
About Digi International
Digi International is making wireless M2M easy by developing reliable products and solutions to connect and securely manage local or remote electronic devices over the network or via the Web. Digi offers the highest levels of performance, flexibility and quality, and markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs). For more information, visit Digi’s website at www.digi.com, or call 877-912-3444.

Digi International Reports Second Fiscal Quarter 2010 Results
Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the company operates, projections of future performance, perceived opportunities in the market and statements regarding the company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the company operates, rapid changes in technologies that may displace products sold by the company, declining prices of networking products, the company’s reliance on distributors, delays in the company’s product development efforts, uncertainty in consumer acceptance of the company’s products, continued or increasing weakness in North America and in other regions due to changes in economic conditions, the current uncertainty in global economic conditions which could negatively affect product demand, the recent financial crises affecting the banking system and financial markets which could negatively impact the financial solvency of the company’s customers and suppliers, the extreme volatility in fixed income, credit and equity markets which could result in actual amounts realized on the company’s debt securities or other investments that differ significantly from current market values, the ability to achieve the anticipated benefits and synergies associated with acquisitions, the estimated expenses and risks associated with restructuring of the company’s operations, and the changes in the company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2009 and its quarterly reports on Form 10-Q, could cause the company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the company. Many of such factors are beyond the company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
This release includes historical non-GAAP operating income, net income and net income per diluted share data.
Digi understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as operating income or net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non- GAAP measures are not based on any comprehensive set of accounting rules or principles. Digi believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Digi’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Digi’s results of operations in conjunction with the corresponding GAAP measures.
Digi believes that providing historical and projected operating income, net income and net income per diluted share exclusive of the change in estimate of restructuring expenses and reversals of tax reserves and discrete tax benefits permits investors to compare results with prior periods that did not include these items.

Digi International Reports Second Fiscal Quarter 2010 Results
Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of the comparative operating performance of the Company. In addition, shareholders in the Company have expressed an interest in seeing financial performance measures exclusive of the impact of decisions relating to taxes and restructuring, which while important, are not central to the core operations of Digi’s business.
Investor Contacts:
S. (Kris) Krishnan
Digi International
952-912-3125
Email: S_Krishnan@digi.com
Erika Moran
The Investor Relations Group
212-825-3210
Email: mail@investorrelationsgroup.com
For more information, visit Digi’s Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Second Fiscal Quarter 2010 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2010	2009	2010	2009
Net sales	$45,076	$40,085	$88,044	$81,446
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	21,254	19,908	41,417	38,977
Amortization of purchased and core technology	1,074	1,008	2,166	2,052

Gross profit	22,748	19,169	44,461	40,417

Operating expenses:
Sales and marketing	9,603	8,976	18,843	18,601
Research and development	7,078	6,196	13,564	13,170
General and administrative	3,515	2,724	6,957	5,917
Intangibles amortization	709	674	1,425	1,364
Restructuring	(352)	—	(352)	—

Total operating expenses	20,553	18,570	40,437	39,052

Operating income	2,195	599	4,024	1,365

Other income (expense):
Interest income, net	58	354	99	849
Other income (expense)	301	41	263	(195)

Total other income, net	359	395	362	654

Income before income taxes	2,554	994	4,386	2,019

Income tax provision	868	279	1,501	288

Net income	$1,686	$715	$2,885	$1,731

Net income per common share, basic	$0.07	$0.03	$0.12	$0.07

Net income per common share, diluted	$0.07	$0.03	$0.12	$0.07

Weighted average common shares, basic	24,816	24,953	24,758	25,169

Weighted average common shares, diluted	25,213	25,195	25,072	25,439

Digi International Reports Second Fiscal Quarter 2010 Results
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2010	September 30, 2009
ASSETS

Current assets:
Cash and cash equivalents	$29,433	$48,434
Marketable securities	47,290	22,311
Accounts receivable, net	22,996	19,032
Inventories	25,987	26,619
Other	6,065	6,259

Total current assets	131,771	122,655

Marketable securities	4,267	5,063
Property, equipment and improvements, net	16,506	16,678
Identifiable intangible assets, net	22,895	26,877
Goodwill	85,587	86,558
Other	970	1,117

Total assets	$261,996	$258,948

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,583	$5,567
Accrued compensation	5,098	3,275
Accrued warranty	965	970
Deferred payment on acquisition	—	2,966
Restructuring	225	721
Other	3,062	3,035

Total current liabilities	17,933	16,534

Deferred tax liabilities	3,408	4,331
Income taxes payable	4,922	4,893
Deferred payment on acquisition	2,862	2,812
Other noncurrent liabilities	626	792

Total liabilities	29,751	29,362

Total stockholders’ equity	232,245	229,586

Total liabilities and stockholders’ equity	$261,996	$258,948

Digi International Reports Second Fiscal Quarter 2010 Results
Digi International Inc.
Condensed Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Three months ended	Six months ended
	March 31, 2010	March 31, 2010
Operating activities:
Net income	$1,686	$2,885
Adjustments to reconcile net income to net cash provided by operations
Depreciation of property, equipment and improvements	669	1,334
Amortization of identifiable intangible assets and other assets	1,925	3,869
Excess tax benefits from stock-based compensation	(39)	(39)
Stock-based compensation	826	1,824
Deferred income taxes	(599)	(848)
Restructuring	(352)	(352)
Other	194	(3)
Changes in operating assets and liabilities	730	285

Net cash provided by operating activities	5,040	8,955

Investing activities:
Purchase of marketable securities	(20,349)	(28,510)
Proceeds from maturities of marketable securities	3,815	4,334
Deferred cash payout for acquisition of Spectrum Design Solutions, Inc.	(3,000)	(3,000)
Purchase of property, equipment, improvements and certain other intangible assets	(565)	(1,469)

Net cash used in investing activities	(20,099)	(28,645)

Financing activities:
Payments on capital lease obligations	(1)	(7)
Excess tax benefits from stock-based compensation	39	39
Proceeds from stock option plan transactions	1,032	1,032
Proceeds from employee stock purchase plan transactions	445	445

Net cash provided by financing activities	1,515	1,509

Effect of exchange rate changes on cash and cash equivalents	(476)	(820)

Net decrease in cash and cash equivalents	(14,020)	(19,001)
Cash and cash equivalents, beginning of period	43,453	48,434

Cash and cash equivalents, end of period	$29,433	$29,433